Exhibit 99.1

                               [LOGO OF CROSSTEX]

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
---------------------
Contact:    Barry E. Davis, President and Chief Executive Officer
            William W. Davis, Executive V.P. and Chief Financial Officer
Phone:      (214) 953-9500

           CROSSTEX REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

DALLAS, March 10, 2006 --- The Crosstex Energy companies, Crosstex Energy, L.P. (NasdaqNM: XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM: XTXI) (the Corporation) today reported solid growth in results for the fourth quarter and the full year 2005. This growth allows the companies to continue their track record of increases in both distributions and dividends.

"We had a great fourth quarter and an outstanding year in 2005. The quarter and the year were distinguished by continued emphasis on maximizing profitable growth, including constructing a new pipeline in North Texas, the significant expansion in our treating business, and the strategic acquisition of the South Louisiana processing business," said Barry E. Davis, President and Chief Executive Officer.

CROSSTEX ENERGY, L.P. FINANCIAL RESULTS

The Partnership reported net income of $10.5 million, or $0.33 per limited partner unit, in the quarter ended December 31, 2005, compared to net income in the fourth quarter of 2004 of $6.1 million, or $0.23 per unit. Net income in the fourth quarter of 2005 was impacted by a $2.3 million gain during the quarter from the mark-to-market valuation of the derivative financial instruments (puts) purchased to protect against liquid prices fluctuations in conjunction with the South Louisiana processing business.

Full year 2005 results for the Partnership were net income of $19.2 million, or $0.56 per unit, compared to net income of $23.7 million or $0.98 per unit in 2004. The year's net income was reduced by the impact of the fair value loss of $9.2 million from the puts previously described. Neither the gains associated with the puts in the fourth quarter nor the fair value loss for the year had any impact on distributable cash flow.

The Partnership's Distributable Cash Flow for the fourth quarter of 2005 was $22.2 million, or 3.48 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.31 times the amount required to cover its recently increased distribution of $0.51 per unit. This is an increase of $10.3 million, or 87 percent, over Distributable Cash Flow of $11.9 million in the 2004 fourth quarter. Fourth quarter 2005 Distributable Cash Flow was $3.6 million in excess of the amount needed to provide 1.1 times coverage of the fourth quarter distribution of $0.51. For the full year of 2005, Distributable Cash Flow was $64.6 million, or 2.53 times the amount required to cover the Minimum Quarterly Distribution and 1.29 times the amount required to cover its actual distributions of $50.1 million. Distributable Cash Flow for 2005 increased more than 53 percent from the 2004 figure of $42.2 million. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.

                                    - MORE -

The increase in Distributable Cash Flow in the fourth quarter 2005 was due to growth in the Partnership's gross margin to $56.4 million compared to $33.9 million in the corresponding 2004 period, an increase of 66 percent. Gross margin from the Midstream business segment increased by $18.9 million, or 72 percent, to $45.1 million driven in large part by South Louisiana processing margins of $14.1 million and market volatility.

The quarter was negatively impacted by reduced throughput volumes on the new South Louisiana processing assets as a result of damage by Hurricanes Katrina and Rita to production and pipeline facilities owned by others in the Gulf of Mexico. The Partnership took advantage of arbitrage opportunities resulting from market volatility in the aftermath of the hurricanes which more than offset the negative impact of the reduced volumes. Additionally, the Partnership had negotiated a purchase price reduction on these assets due to the negative impacts on volumes foreseen prior to their acquisition. Volumes should begin to increase in these assets over the first two quarters of 2006 as natural gas producers and pipelines complete repairs to their infrastructure and resume full production, although it may be the third quarter before volumes are back to levels consistent with original acquisition expectations. The excess cash flow generated in the fourth quarter of 2005 and the purchase price reduction obtained on the South Louisiana processing assets will be considered in setting the distribution in the first quarter of 2006.

Gross margin for the quarter from the Treating segment increased by $3.9 million, or 55 percent, to $10.8 million due to the increase in the number of plants in service. The number of treating plants in service increased from 74 at the end of the fourth quarter of 2004 to 112 at the end of the fourth quarter of 2005.

For similar reasons, overall gross margin for the year increased from $114.5 million to $162.5 million, an increase of 42 percent. Of the $48.0 million gross margin increase for the year, $35 million was contributed from the midstream segment. Treating margins improved $13 million year-over-year.

These improvements were offset by increases in operating expenses of $7.5 million and $18.4 million for the fourth quarter and full year, respectively, primarily associated with the new assets in service. General and administrative expenses increased by $3.3 million and $11.8 million for the fourth quarter and full year, respectively. This increase is related to the staffing increases from the South Louisiana processing acquisition, the North Texas Pipeline construction activity, the growth in treating plants and other growth.

Interest expense increased $3.4 million and $6.5 million for the fourth quarter and full year, respectively, due to increased debt to support growth activities. The Partnership's capital structure is still very conservative, having recently raised $228 million of equity, representing approximately 47 percent of the purchase price of the South Louisiana processing assets.

CROSSTEX ENERGY, INC. FINANCIAL RESULTS

The Corporation reported net income of $45.1 million for the fourth quarter of 2005, compared to net income of $2.4 million for the fourth quarter of 2004. Net income for the fourth quarter included a non-cash gain on issuance of units of the Partnership of $65.1 million related to the Partnership's offering of 6.6 million units during the quarter. This gain was offset by non-cash income tax expense of $27.5 million for a net non-cash impact on fourth quarter earnings of $37.6 million. The Corporation's net income before income taxes and interest of non-controlling partners in the net income of the Partnership was $10.3 million in the fourth quarter of 2005 and $6.1 million in the fourth quarter of 2004.

                                    - MORE -

The Corporation's share of distributions, including distributions on its 10 million limited partner units, its two percent general partner interest and the incentive distribution rights was $9.4 million for the fourth quarter of 2005 compared to $6.5 million in the fourth quarter of 2004, an increase of over 44 percent. Much of the increase is the result of the increase in the number of limited partner units receiving distributions. Such units increased by 6.6 million to 24.8 million units due to equity issued to finance the South Louisiana processing assets. Since the Corporation's initial public offering in 2004, dividends have grown from $0.30 to $0.56 per share, an increase of 86 percent in seven quarters.

EARNINGS CALL

Crosstex will hold its quarterly conference call to discuss fourth quarter and year-end results today, Friday, March 10, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-322-5044, passcode Crosstex. A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy's Web site at http://www.crosstexenergy.com. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 84615803, or by going to the investor relations events page of the Company's
Web site.

ABOUT THE CROSSTEX ENERGY COMPANIES

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

Crosstex Energy, Inc. owns the two percent general partner interest, a 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com.

NON-GAAP FINANCIAL INFORMATION

This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. Distributable Cash Flow includes earnings before non-cash charges, less maintenance capital expenditures, plus, in 2005, proceeds from the sale of idle equipment. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.

                                    - MORE -

This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate," "plan" and "estimate." These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's and the Corporation's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment;
(6) natural disasters such as hurricanes may significantly disrupt operations; and (7) the Partnership may not adequately address construction and operating risks. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                                (Tables follow).

                                    - MORE -

                              CROSSTEX ENERGY, L.P.
                      SELECTED FINANCIAL AND OPERATING DATA
               (All amounts in thousands except per unit numbers)

                                                        THREE MONTHS ENDED                YEAR ENDED
                                                           DECEMBER 31,                  DECEMBER 31,
                                                   ---------------------------   ---------------------------
                                                       2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
Revenues
   Midstream                                       $  1,054,544   $    620,840   $  2,982,874   $  1,948,021
   Treating                                              14,542          8,163         48,606         30,755
   Profit from Energy Trading Activities                    411            623          1,568          2,228
                                                   ------------   ------------   ------------   ------------
                                                      1,069,497        629,626      3,033,048      1,981,004

Cost of Gas
   Midstream                                          1,009,405        594,580      2,860,823      1,861,204
   Treating                                               3,710          1,182          9,706          5,274
                                                   ------------   ------------   ------------   ------------
                                                      1,013,115        595,762      2,870,529      1,866,478
                                                   ------------   ------------   ------------   ------------
Gross Margin                                             56,382         33,864        162,519        114,526

Operating Expenses                                       19,138         11,599         56,736         38,339
General and Administrative                               10,360          7,063         32,697         20,867
(Gain) Loss on Derivatives                               (3,711)           (92)         9,968           (279)
Gain on Sale of Property                                   (341)             -         (8,138)           (12)
Depreciation and Amortization                            13,890          6,535         36,024         23,034
                                                   ------------   ------------   ------------   ------------
         Total                                           39,336         25,105        127,287         81,949
                                                   ------------   ------------   ------------   ------------
Operating Income                                         17,046          8,759         35,232         32,577

Interest Expense                                         (6,444)        (3,006)       (15,767)        (9,220)
Other Income                                                 12            544            392            798
                                                   ------------   ------------   ------------   ------------
         Total Other Income                              (6,432)        (2,462)       (15,375)        (8,422)
                                                   ------------   ------------   ------------   ------------
Net Income Before Minority Interest and Taxes            10,614          6,297         19,857         24,155

Minority Interest in Subsidiary                            (110)          (139)          (441)          (289)
Income Tax Provision                                        (40)           (46)          (216)          (162)
                                                   ------------   ------------   ------------   ------------
Net Income                                         $     10,464   $      6,112   $     19,200   $     23,704
                                                   ============   ============   ============   ============
General Partner Share of Net Income                $      3,435   $      1,908   $      8,651   $      5,913
                                                   ============   ============   ============   ============
Limited Partners Share of Net Income               $      7,029   $      4,204   $     10,549   $     17,791
                                                   ============   ============   ============   ============
Net Income per Limited Partners' Unit:
   Basic                                           $       0.33   $       0.23   $       0.56   $       0.98
                                                   ============   ============   ============   ============
   Diluted                                         $       0.30   $       0.22   $       0.51   $       0.95
                                                   ============   ============   ============   ============
Weighted Average Limited Partners' Units
   Outstanding:
   Basic                                                 21,554         18,086         19,006         18,081
                                                   ============   ============   ============   ============
   Diluted                                               23,809         18,713         20,527         18,633
                                                   ============   ============   ============   ============
Distributions per Limited Partner Unit             $       0.51   $       0.45   $       1.93   $       1.70
                                                   ============   ============   ============   ============

                                     (more)

                              CROSSTEX ENERGY, L.P.
             RECONCILIATION OF NET INCOME TO DISTRIBUTABLE CASH FLOW
                    (All amounts in thousands except ratios)

                                                        THREE MONTHS ENDED                YEAR ENDED
                                                           DECEMBER 31,                  DECEMBER 31,
                                                   ---------------------------   ---------------------------
                                                        2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
Net Income                                         $     10,464   $      6,112   $     19,200   $     23,704
Depreciation and Amortization (1)                        13,820          6,478         35,751         22,852
Stock-Based Compensation                                  1,398            235          4,057          1,001
Gain on Sale of Property                                   (342)             -         (8,138)           (12)
Proceeds from Sale of Property                                -              -          9,313            611
Puts Mark-to-Market                                      (2,304)             -          9,243              -
Deferred Tax Benefit                                        501            (22)           216           (190)
                                                   ------------   ------------   ------------   ------------
Cash Flow                                                23,537         12,803         69,642         47,966

Maintenance Capital Expenditures                         (1,319)          (915)        (5,046)        (5,729)
                                                   ------------   ------------   ------------   ------------
Distributable Cash Flow                            $     22,218   $     11,888   $     64,596   $     42,237
                                                   ============   ============   ============   ============
Minimum Quarterly Distribution (MQD)               $      6,379   $      4,615   $     25,515   $     18,458
Distributable Cash Flow/MQD                                3.48           2.58           2.53           2.29
Actual Distribution                                $     16,913   $     10,164   $     50,050   $     37,032
Distribution Coverage                                      1.31           1.17           1.29           1.14

----------
(1) Excludes minority interest share of depreciation and amortization of $70,000 and $272,000 for the three months and year-end December 31, 2005, respectively, and $57,000 and $182,000 for the three months and year-ended December 31, 2004 respectively.

                                     (more)

                              CROSSTEX ENERGY, L.P.
                                 OPERATING DATA

                                                        THREE MONTHS ENDED                YEAR ENDED
                                                            DECEMBER 31,                 DECEMBER 31,
                                                   ---------------------------   ---------------------------
                                                       2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
PIPELINE THROUGHPUT (MMBtu/d)
  South Texas                                           524,000        548,000        517,000        555,000
  LIG Pipeline & Marketing                              604,000        619,000(1)     613,000        603,000(1)
  Other Midstream                                       204,000        125,000        172,000        131,000
                                                   ------------   ------------   ------------   ------------
Total Gathering and Transmission Volume               1,332,000      1,292,000      1,302,000      1,289,000

NATURAL GAS PROCESSED
  MMBtu/d                                             1,730,000(2)     432,000(1)   1,825,000(2)     425,000(1)

Commercial Services Volume                              168,000        212,000        181,000        210,000

Treating Plants in Service (3)                              112             74            112             74

----------
(1)  Includes LIG volumes after April 1, 2004 acquisition.
(2)  Includes South Louisiana Processing volumes after November 1, 2005.
(3)  Plants in service represents plants in service on the last day of the quarter.

                                     (more)

                              CROSSTEX ENERGY, INC.
                      SELECTED FINANCIAL AND OPERATING DATA
               (All amounts in thousands except per unit numbers)

                                                        THREE MONTHS ENDED           TWELVE MONTHS ENDED
                                                            DECEMBER 31,                  DECEMBER 31,
                                                   ---------------------------   ---------------------------
                                                       2005           2004           2005           2004
                                                   ------------   ------------   ------------   ------------
Revenues
  Midstream                                        $  1,054,544   $    620,840   $  2,982,874   $  1,948,021
  Treating                                               14,542          8,163         48,606         30,755
  Profit from Energy Trading Activities                     411            623          1,568          2,228
                                                   ------------   ------------   ------------   ------------
                                                      1,069,497        629,626      3,033,048      1,981,004

Cost of Gas
  Midstream                                           1,009,405        594,580      2,860,823      1,861,204
  Treating                                                3,710          1,182          9,706          5,274
                                                   ------------   ------------   ------------   ------------
                                                      1,013,115        595,762      2,870,529      1,866,478
                                                   ------------   ------------   ------------   ------------
Gross Margin                                             56,382         33,864        162,519        114,526

Operating Expenses                                       19,155         11,628         56,768         38,396
General and Administrative                               10,850          7,317         34,145         22,005
(Gain) Loss on Derivatives                               (3,711)           (92)         9,968           (279)
Gain on Sale of Property                                   (341)             -         (8,138)           (12)
Impairments                                                   -              -              -            981
Depreciation and Amortization                            13,901          6,535         36,070         23,034
                                                   ------------   ------------   ------------   ------------
    Total                                                39,854         25,388        128,813         84,125
                                                   ------------   ------------   ------------   ------------
Operating Income                                         16,528          8,476         33,706         30,401

Interest Expense                                         (6,286)        (2,949)       (15,332)        (9,115)
    Other Income                                             13            548            391            802
                                                   ------------   ------------   ------------   ------------
    Total Other Income                                   (6,273)        (2,401)       (14,941)        (8,313)
                                                   ------------   ------------   ------------   ------------
Income Before Income Taxes and Interest of
 Non-controlling Partners in the
 Partnership's Net Income                                10,255          6,075         18,765         22,088
                                                   ------------   ------------   ------------   ------------
Income Tax Expense                                      (27,519)        (1,645)       (30,047)        (5,149)
Gain on Issuance of Units of the
 Partnership                                             65,070              -         65,070              -
                                                   ------------   ------------   ------------   ------------
Interest of Non-controlling Partners in
 the Partnership's Net (Income) Loss                     (2,743)        (2,023)        (4,652)        (8,239)
                                                   ------------   ------------   ------------   ------------
Net Income                                         $     45,063   $      2,407   $     49,136   $      8,700
                                                   ============   ============   ============   ============
Preferred Stock Dividends                          $          -   $          -  $           -   $        132
                                                   ============   ============   ============   ============
Net Income Available to Common                     $     45,063   $      2,407   $     49,136   $      8,658
                                                   ============   ============   ============   ============
Net Income per Common Share:
  Basic Earnings per Common Share                  $       3.53   $       0.20   $       3.88   $       0.72
                                                   ============   ============   ============   ============
  Diluted Earnings per Common Share                $       3.47   $       0.19   $       3.79   $       0.67
                                                   ============   ============   ============   ============
Weighted Average Shares Outstanding:
  Basic                                                  12,760         12,214         12,652         11,849
                                                   ============   ============   ============   ============
  Diluted                                                12,982         12,932         12,957         12,899
                                                   ============   ============   ============   ============
Dividends per Common Share                         $       0.56   $       0.39   $       1.86   $       1.37
                                                   ============   ============   ============   ============